Mail Stop 3561

Via U.S. Mail and Fax (972-301-2263)
Mr. W. Michael Smith
Executive Vice President, Chief Operating Officer, Chief Financial
Officer and Treasurer
Remote Dynamics Inc.
1155 Kas Drive
Suite 100
Richardson, Texas 75081
								June 30, 2005

Re:	Remote Dynamics, Inc.
      Form 10-K for the fiscal year ended August 31, 2004
	Filed November 18, 2004
	File No. 0-26140

Dear Mr. Smith:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Larry Spirgel
								Assistant Director







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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549